As filed with the Securities and Exchange Commission on June 27, 2003
                                                      Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ________________

                             INSIGHTFUL CORPORATION
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                 04-2842217
  (State or other jurisdiction of         (I.R.S. Employer Identification No.)
   incorporation or organization)

                      1700 WESTLAKE AVENUE NORTH, SUITE 500
                         SEATTLE, WASHINGTON 98109-3044
          (Address of principal executive offices, including zip code)
                              ____________________

            INSIGHTFUL CORPORATION 2003 EMPLOYEE STOCK PURCHASE PLAN
                             (Full title of the plan)

                              KENNETH J. MOYLE, JR.
                             INSIGHTFUL CORPORATION
                      1700 WESTLAKE AVENUE NORTH, SUITE 500
                             SEATTLE, WA 98109-3044
                                 (206) 283-8802
 (Name, address and telephone number, including area code, of agent for service)
                              ____________________
                                    COPY TO:

                                STEPHEN M. GRAHAM
                                  ALAN C. SMITH
                       ORRICK, HERRINGTON & SUTCLIFFE LLP
                          719 SECOND AVENUE, SUITE 900
                                SEATTLE, WA 98104
                              ____________________
                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
TITLE OF SECURITIES                AMOUNT TO BE          PROPOSED MAXIMUM             PROPOSED MAXIMUM          AMOUNT OF
TO BE REGISTERED                    REGISTERED(1)   OFFERING PRICE PER SHARE(2)   AGGREGATE OFFERING PRICE   REGISTRATION FEE
------------------------------  ------------------  ---------------------------   ------------------------   ----------------
Common Stock, par value $.01
per share, authorized but not
granted under the 2003
Employee Stock Purchase Plan
                                $          750,000  $                      1.29  $                960,750    $          80.00
------------------------------  ------------------  ---------------------------   ------------------------   ----------------

     (1) This registration statement shall also cover any additional shares of common stock that may become issuable under the plan as a result of any future stock split, stock dividend, recapitalization or similar adjustment effected without the receipt of consideration that results in an increase in the number of outstanding shares of the registrant's common stock.
     (2) Pursuant to Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of the high and low sales price of a share of the registrant's common stock as reported on the Nasdaq Small
Cap Market on June 24, 2003.

  INFORMATION REGARDING FINANCIAL STATEMENTS INCORPORATED BY REFERENCE INTO THIS
                             REGISTRATION STATEMENT

     On September 6, 2001, we announced that we had appointed Ernst & Young LLP to replace Arthur Andersen LLP as our independent auditors. Our consolidated statements of income, stockholders' equity and cash flows for the year ended December 31, 2000, which are incorporated by reference into this registration statement, were audited by Arthur Andersen. Arthur Andersen is no longer engaged in the business of public accounting. As a result, we have been unable to obtain Arthur Andersen's consent to incorporate by reference in this registration statement their report on those audited financial statements. The absence of such consent, and Arthur Andersen's recent cessation of business and activities, may limit recovery by investors on certain claims, including the inability of investors to assert claims against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained, or any omissions to state a material fact required to be stated, in those audited financial statements.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents filed with the Securities and Exchange Commission, or the SEC, are incorporated by reference into this registration statement:


     - Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

     - Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

     - Registrant's Current Reports on Form 8-K filed on January 21, 2003 and April 24, 2003;

     - Registrant's registration statement on Form 8-A filed December 15, 1992, which contains a description of the registrant's common stock.

     All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date hereof and before the filing of a post-effective amendment that indicates that the securities offered hereby have been sold or that deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into and to be a part of this registration statement, commencing on the respective dates on which such documents are filed.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any of its officers and directors, who were or are parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director or officer of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify its officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

     Insightful's Amended and Restated Certificate of Incorporation contains the indemnification provisions for Insightful's directors and officers. Insightful will indemnify its directors and officers under the same conditions and in the same manner described in Section 145 of the DGCL. Insightful's certificate also provides that, in the event the DGCL is amended to expand the indemnification permitted to directors or officers, Insightful will indemnify those persons to the fullest extent permitted by the DGCL as so amended. Insightful also maintains directors and officers liability insurance for the benefit of its directors and certain officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

Exhibit No.  Description of Exhibit
-----------  ----------------------
5.1          Opinion of Orrick, Herrington & Sutcliffe LLP.

10.1         Insightful Corporation 2003 Employee Stock Purchase Plan.

23.1         Consent of Ernst & Young LLP, Independent Auditors.

23.2         Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

24.1         Power of Attorney (included on signature page).


ITEM 9.  UNDERTAKINGS.

A.     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, state of Washington, on this 27th day of June 2003.

                                   INSIGHTFUL CORPORATION

                                   By:_____________________________
                                      Shawn F. Javid
                                      President and Chief Executive Officer


                        POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Insightful Corporation, hereby severally constitute and appoint Shawn F. Javid and Kenneth J. Moyle, Jr., and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement and generally do all things in our names and on our behalf in such capacities to enable Insightful Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.


     Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE(S)                                      DATE:
---------                           --------                                      -----

_____________________________       President and Chief Executive Officer         June 20, 2003
Shawn F. Javid                      (Principal Executive Officer)


_____________________________       Chief Financial Officer                       June 20, 2003
Fred Shapelhouman                   (Principal Financial and Accounting Officer)


_____________________________       Director and Chairman of the Board            June 26, 2003
Samuel R. Meshberg


_____________________________       Director                                      June 27, 2003
Christopher H. Covington


_____________________________       Director                                      June 22, 2003
Mark C. Ozur


_____________________________       Director                                      June 20, 2003
Arthur H. Reidel

                                  EXHIBIT INDEX
                                  -------------


Exhibit No.  Description of Exhibit
-----------  ----------------------

5.1          Opinion of Orrick, Herrington & Sutcliffe LLP.
10.1         Insightful Corporation 2003 Employee Stock Purchase Plan.
23.1         Consent of Ernst & Young LLP, Independent Auditors.
23.2         Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
24.1         Power of Attorney (included on signature page).


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